SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2008

______________________________

BROOKLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

160 Washington Street, Brookline, Massachusetts	02447-0469
(Address of principal executive offices)	(Zip Code)

(617) 730-3500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairment

On September 7, 2008, the United States Department of the Treasury and the Federal Housing Finance Agency ("FHFA”) announced that Fannie Mae was placed under conservatorship and that management of Fannie Mae would be under the control of FHFA, its regulator. The Plan announced by the U.S. Government includes, among other things, the elimination of dividends on Fannie Mae common and preferred stock and an agreement by the U.S. Government to provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock in Fannie Mae and warrants for the purchase of 79.9% of the common stock of Fannie Mae.

As disclosed in the Company’s Form 10-Q for the quarter ended June 30, 2008 filed on July 31, 2008, the Company owned Fannie Mae preferred stock with a carrying value of $1,747,000 at June 30, 2008. The market value of the stock on that date was $1,810,000. Subsequent to the announcement mentioned above, the market value of the preferred stock owned by the Company declined materially. As of the closing price on September 8, 2008, the market value of the Company’s preferred stock was $190,000 and the resulting unrealized loss on a pre-tax basis was $1,557,000.

Based on these developments, the Company expects to record an other-than-temporary impairment loss on its shares of Fannie Mae preferred stock in the quarter ended September 30, 2008. The amount of pre-tax loss is expected to equal the difference between the carrying value of the shares ($1,747,000) and the market value of the shares at September 30, 2008. On an after-tax basis, the resulting non-cash loss is expected to be in the range of $1,000,000, or between one and one-half cents and two cents per share. The Company’s stockholders’ equity was $505.8 million at June 30, 2008 and equaled 20.3% of its total assets at that date. The expected loss will not have a material adverse effect on the Company’s stockholders’ equity or capital ratios.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.

Date:	September 9, 2008	By:	/s/ Paul R. Bechet
Paul R. Bechet
Senior Vice President and Chief Financial Officer